Exhibit 99.1

LookSmart Announces Plans for CFO Transition

SAN FRANCISCO, May 27, 2003 / — LookSmart (Nasdaq: LOOK; ASX: LOK), a global leader in search, today announced that its chief financial officer, Dianne Dubois, has decided to leave LookSmart, citing family issues and a desire to pursue other interests. Dubois will remain as the company’s chief financial officer during a three-month transition period. The company has retained the executive search firm Spencer Stuart to assist in finding a replacement for Dubois.

Jason Kellerman, LookSmart’s chief executive officer, said, “I want to thank Dianne for her contributions to the growth and success of LookSmart over the two years she has been with us, and we wish her good luck in her future endeavors.”

“LookSmart has accomplished a great deal during my time with the company,” said Dubois. “I have enjoyed working with the management team and the Board and wish the company all the best in the future.”

About LookSmart

LookSmart helps businesses of all sizes harness the power of search to generate cost-effective sales leads. LookSmart search listings enable businesses to reach Internet users through top portals and ISPs including Microsoft’s MSN, About.com, Netscape Netcenter, Road Runner, Cox Interactive Media, InfoSpace (Excite, Dogpile, MetaCrawler, WebCrawler), CNET’s Search.com and search services such as Inktomi. LookSmart is based in San Francisco, California, with offices in New York, Los Angeles, Detroit, Montreal, London, Tokyo, Melbourne and Sydney. For more information, please visit www.LookSmart.com.

CONTACT: Jennifer Jarman of The Blueshirt Group, +1-415-217-7722, or Jennifer@blueshirtgroup.com, for LookSmart.

Jennifer Jarman of The Blueshirt Group, +1-415-217-7722, or Jennifer@blueshirtgroup.com, for LookSmart http://www.looksmart.com